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                                                                    EXHIBIT 10.5

                                         March 3, 1998
Culligan Water Technologies, Inc.
One Culligan Parkway
Northbrook, IL  60063

Attention:  Michael E. Salvati
            Vice President, Finance and
            Chief Financial Officer

Ladies and Gentlemen:

     The First National Bank of Chicago (the "Lender") is pleased to renew a line of credit in favor of Culligan Water Technologies, Inc. (the "Borrower") in the amount of $50,000,000 (reduced from $100,000,000), which shall continue from March 3, 1998 through March 1, 1999 (the "Maturity Date") unless the line of credit is terminated on an earlier date as set forth below; provided, however, that as of March 3, 1998 the Borrower has $82,300,000 outstanding under this line of credit and the Borrower shall be permitted to allow the outstanding amount of this line of credit to remain in excess of $50,000,000 (but not to be increased) through and including April 5, 1998 and the Borrower shall make a principal payment on April 6, 1998 in an amount necessary to reduce the line of credit to $50,000,000 or less.

     (a) Loans under this line of credit will continue to be evidenced and governed by the Lender's standard form of master note dated October 21, 1997 (the "Note") and will bear interest, at the Borrower's option, at:

          (i) a rate equal to the Lender's corporate base rate of interest announced by the Lender from time to time, changing when and as the corporate base rate changes, with interest payable on the last day of each month, on the Maturity Date, and on demand thereafter; or

          (ii) subject to availability and for a maturity to be agreed upon, at a fixed rate equal to the sum of .75% per annum plus the Eurodollar rate, where the Eurodollar rate is the rate at which deposits in U.S. dollars in the amount and for a maturity corresponding to that of the loan are offered by the Lender in the offshore interbank market at approximately 10 a.m. (Chicago time) two business days prior to the date on which such loan is made, adjusted for maximum statutory reserve requirements.

     (b) No interest period for or maturity of a loan hereunder shall extend beyond the Maturity Date. Interest and fees will be computed on the basis of actual days elapsed on a 360-day year basis. During the


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continuance of a Default (defined below) the Lender may, at its option, by notice to the Borrower, declare that loans may only be made as, converted into or continued as loans bearing interest at the corporate base rate of interest. During the continuance of a Default the Lender may, at its option, by notice to the Borrower, declare that (i) each loan bearing interest at a rate other than the corporate base rate shall bear interest for the remainder of the applicable interest period at the rate otherwise applicable to such interest period plus 2% per annum and (ii) each loan bearing interest at the corporate base rate shall bear interest at a rate per annum equal to the corporate base rate plus 2% per annum.

     (c) The Borrower will use the proceeds of the loans hereunder for the acquisition of the capital stock of Protean PLC and for other acquisitions permitted under the Agreement (as defined below) and general corporate purposes. The Borrower shall not use the proceeds of any credit extended under this line of credit for the purpose of repaying principal, interest or dividends on any security issued by the Borrower and underwritten, distributed or placed by First Chicago Capital Markets, Inc.

     (d) The Borrower will perform, comply with and observe for the Lender's benefit the agreements set forth in Articles VI, VII, VIII and IX of the Credit Agreement dated as of April 30, 1997 by and among the Borrower, various Subsidiaries of the Borrower, the lenders party thereto and Bank of America Illinois, as administrative agent for such lenders (as amended to the date hereof, the "Agreement"). For purposes hereof, the provisions of the Agreement, together with related definitions and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and shall be deemed to continue in effect for the Lender's benefit as in effect on the date hereof, whether or not the Agreement remains in effect or is amended, waived or otherwise modified by the parties thereto.

     (e) The Borrower may not borrow under this line of credit unless, after giving effect to the proposed borrowing, the following statements are true and correct on the date of borrowing: (i) there exists no Default (as defined below) or event which, with giving of notice, or lapse of time, or both, would be a Default and (ii) the representations and warranties set forth in Article VI of the Agreement are true and correct. Any request by the Borrower for a borrowing hereunder shall be deemed to be a representation and warranty by the Borrower that the statements set forth in the previous sentence are true and correct in all material respects.

     (f) All outstanding loans and accrued and unpaid interest, at the option of the Lender, may be declared immediately due and payable without notice if there exists any Default hereunder. "Default" means (i) any failure by the Borrower to pay principal when due or interest, fees, or other obligations within 5 days of when due under this letter, the Note, or any other agreement or arrangement with the Lender, (ii) the existence of any default under the Note or the Guaranty (as defined below), or any violation or failure to comply with any provision of the Note or the Guaranty, or lack of enforceability of the Guaranty or (iii) the existence of any Event of Default under and as defined in the Agreement.

     (g) The full amount of this line of credit will continue to be fully guaranteed by that certain guaranty dated March 3, 1998 (the "Guaranty") executed by each of the Guarantors (identified on Schedule 6.16 of the Agreement).

     (h) The Lender may make assignments and sell participations in this line of credit, the Note and the loans made hereunder, and may disclose information pertaining to the Borrower to prospective assignees and participants. Any assignment will release the Lender of its funding obligation with respect to the amount assigned and may be made only with the Borrower's consent (which consent will not unreasonably be


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withheld). The Borrower agrees that if it fails to pay any loan when due, any purchaser of a participation interest in such loan shall be entitled to seek enforcement of this note if the purchaser is permitted to do so pursuant to the terms of the participation agreement between the Lender and such purchaser.

     (i) This line of credit shall be effective as of the date of this letter when the Borrower has signed and returned to the Lender a copy of this letter and has provided the Lender with executed originals of a reaffirmation of the Guaranty, a new fee letter supplied by the Lender (and any fees identified therein as due), resolutions and an incumbency certificate in form and substance satisfactory to the Lender.

     (j) THIS LETTER AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. BOTH PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN THE EVENT THIS LETTER OR THE NOTE BECOMES THE SUBJECT OF A DISPUTE.

     If this letter reflects the Borrower's understanding, please cause it to be executed and returned to my attention, together with the other items referred to in paragraph (i).



                             Very truly yours,


                             THE FIRST NATIONAL BANK OF CHICAGO

                             By:
                                _____________________________

                             Title:
                                   __________________________



Accepted and agreed:

CULLIGAN WATER TECHNOLOGIES, INC.

By:______________________________

Title:  Vice President, Finance

Date:____________________________



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